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                         APPLEBEE'S INTERNATIONAL ,INC.
                               2nd QUARTER 2007
                                CONFERENCE CALL
                                August 2, 2007

Carol DiRaimo

Good morning, and thank you for joining the Applebee's second quarter 2007 conference call. This call is being broadcast simultaneously over the Internet.
With me today are Dave Goebel, our Chief Executive Officer, and Steve Lumpkin,
our Chief Financial Officer.

As most of you know, on July 16th, IHOP Corp. and Applebee's International jointly announced a definitive agreement under which IHOP will acquire
Applebee's for $25.50 per share in cash, representing a total transaction value of approximately $2.1 billion. The all-cash transaction, which is expected to close in the fourth quarter of 2007, is subject to the approval of Applebee's shareholders, customary closing conditions and regulatory approvals.

In connection with the proposed transaction, IHOP and Applebee's will be filing documents with the Securities and Exchange Commission, and Applebee's will file a related proxy statement. Investors and security holders are urged to read the proxy materials when they become available because they will provide important information about the proposed transaction. In response to many of your questions, I cannot provide a date for when the proxy statement will be available. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC's website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by IHOP Corp. by contacting IHOP Investor Relations at 818-240-6055. Investors and security holders may obtain free copies of the documents filed with the SEC by Applebee's by contacting Applebee's Investor Relations at 913-967-4000. In addition, you may also find information about the merger transaction at
www.ihopapplebeesacquisition.com.

Applebee's and their directors and executive officers may be deemed participants in the solicitation of proxies from the stockholders of Applebee's in connection with the proposed transaction. Information regarding the special interests of these directors and executive officers in the proposed transaction will be included in the proxy statement of Applebee's described above. Additional information regarding the directors and executive officers of Applebee's is also included in Applebee's proxy statement for its 2007 Annual Meeting of
Stockholders, which was filed with the SEC on April 9, 2007, and the supplemental proxy statement filed on May 1, 2007. These documents are available free of charge at the SEC's website at www.sec.gov and from Investor Relations at IHOP and Applebee's as described above.

Our agenda for today is similar to last quarter's given the circumstances.  I'll turn it over to Dave in a second for a few brief comments,  and then to Steve to drill down into the second quarter numbers.

As I'm sure most of you understand and expect, we will not be holding a Q&A session this morning as we would be unable to respond to any questions about the pending acquisition. We will continue to report monthly comparable sales with our August sales release scheduled for September 4th, after the close. I should also note that our second quarter 10-Q was filed last night.

Many of the statements we are about to make are forward-looking and based on current expectations. There are several risks and uncertainties that could cause actual results to differ materially from those described. These risks include, but are not limited to, our pending merger with IHOP, our ability and the ability of our franchisees to open and operate additional restaurants profitably and generate positive operating cash flows and return on invested capital, the impact of economic and demographic factors on consumer spending, maintaining and growing the value of the Applebee's brand, the impact of intense competition in the casual dining segment of the restaurant industry, the impact of future leverage on our operations, the failure to open the restaurants anticipated, the impact of increases in capital expenditure costs on future development, our ability to attract and retain qualified franchisees, and the impact of further penetration of restaurants in existing markets. For a more detailed discussion of the principal factors that could cause actual results to be materially different, you should read our risk factors in Item 1A of our 2006 Annual Report on Form 10-K. We disclaim any obligation to update forward-looking statements.

With that, I'll turn it over to Dave.

Dave Goebel

Thank you, Carol, and good morning everyone.

I'll begin today by providing a brief update on where we are in the transition process with IHOP. Our management team has begun working with the IHOP management team to facilitate the integration of the two companies. We were pleased to announce to our associates and the community the quick decision to go forward with our previously planned move to our new support center in Lenexa,
Kansas, beginning in December 2007, and we expect both brands to operate dedicated support centers in Kansas and California for the foreseeable future.

The most critical piece of this integration involves people. As we disclosed yesterday, the transition team finalized the details of some of the most important questions that our people had regarding retention and severance. The resolution of these issues was vital as both companies recognize the importance of continuity throughout the closing process and beyond.

We now begin building the integration plan and the business strategy that will set up the combined company for future success. The Applebee's and IHOP transition team will be working with an independent consultant engaged by IHOP -
the Parthenon Group - that specializes in restaurant mergers. Parthenon and the transition team will ensure the integration is efficient and objective. This work is expected to take until November. I'd like to thank all of our associates as well as our franchisees for their continued focus on delivering results during this transition period.

With that being said, I'd like to turn the focus of my remarks back to the business. Despite the difficult macro environment, the Applebee's team has remained committed to improving the things that are within our control. Our three key strategic initiatives for this year have not changed: the continuous improvement in our food, evolution of our advertising, and a greater emphasis on communicating our value proposition to our guests. I'll make a few points on these initiatives:

After conducting an extensive agency review, George Williams, our chief marketing officer, in collaboration with our Franchise Marketing Council, recently selected McCann Erickson of New York as our new creative agency of record. McCann Erickson is internationally known for its award-winning creative work on iconic campaigns that include MasterCard's "Priceless," Staples' "Easy
Button" and Verizon's "The Network," among others, and they are industry leaders in advertising effectiveness. Their first priority is to develop a new integrated communications campaign that we will launch in the fourth quarter. We are thrilled to have McCann Erickson on board to create fresh and compelling advertising. We believe the concept they presented to us fits perfectly with our brand strategy and positioning. It is intended to break through the category clutter in a significant way and drive traffic to our restaurants. In the meantime, we will launch a value-driven promotion on August 13th. It's important to note that this promotion was created by our interim agency (having done very nice work for us), but does not reflect our new creative direction.

I'm also happy to let you know that we recently extended our relationship with
Tyler Florence through June of 2008. This contract gives us exclusivity with
Tyler in the Casual Dining, Fast Casual, Family and QSR segments. Having locked on our brand positioning, we have provided an even clearer direction for him that is centered primarily on Bar & Grill classics. We are currently in the last two weeks of our "Grilling Fresh with Tyler Florence" campaign, and are encouraged that we're continuing to experience the most significant long-term gains in our guest satisfaction scores on food-related measures.

As part of our brand evolution, we are pleased with the early results of our new prototype and remodel designs, which represent the culmination of nearly two years of collaboration with our franchisees and our partners at Design Forum. In addition to a remodel in Springfield, Missouri, that's been completed for several months, last week we reopened a restaurant in the St. Louis area, eleven months after the previous building was destroyed by fire. The restaurant opened with an updated exterior image, as well as new interior design elements featuring comfortable, casual seating in the bar area; walls, carpet and fabrics in updated colors; and our signature community artifacts positioned for impact in specific areas rather than scattered throughout the restaurant. Many of our franchisees have visited these locations, and are excited about the updated look. During my visit last week, I was extremely encouraged by the reaction from our guests and associates.

Lastly, I'll just give a little perspective on our sales results through the first seven months of the year. I think that all of us would agree that the difficult macro environment for casual dining continued through the second quarter, and as many others in the industry have noted - trends in California and Florida this year have been particularly soft, perhaps driven by the housing market. The good news is that our performance has remained relatively stable under the circumstances, with Texas and now New England our best performing company markets. And we have been very pleased with the results of our Pick `N
Pair lunch menu, which generated positive lunch traffic in company restaurants when advertised during the month of May. To close my comments, I'd again like to sincerely thank all of our associates and franchisees for their continued
dedication and performance in the face of many distractions.

[pause]

With that, I'll turn it over to you, Steve.

Steve Lumpkin

Thanks, Dave, and good morning everyone.

Before I dive into the P&L, let me try to clarify any confusion over the treatment of the store closings in the financials.

As you know, in March, we announced the decision to close 24 restaurants, of which 19 closed in Q1 and 4 closed in Q2. Because of the accounting rules, we were required to report both the impairment charges and results of operations for 19 of these stores as discontinued operations. The pre-tax charges for these
19 stores during the quarter totaled $1.5 million. In addition, these 19 restaurants generated a pre-tax operating loss of $100,000 in the quarter which is also included in the discontinued operations line. Partially offsetting these amounts was the gain on the sale of a closed restaurant of $700,000. These amounts are broken out in footnote 5 of the 10-Q and are also shown on the non-GAAP reconciliation attached to the press release. We have also reclassified second quarter 2006 operating results for these 19 stores which resulted in a decrease in previously reported sales of $6.9 million and cost of company restaurant sales of $7.6 million. As only 15 of these stores were classified as discontinued operations in Q1, we have made conforming changes to prior periods so that the YTD numbers for both 2007 and 2006 reflect 19 stores as discontinued
operations, so you will not be able to add previously reported Q1 results to the
Q2 results to get to the YTD numbers for certain line items.

Because we believe that four of the closed restaurants will have significant
"sales transfer" to other existing restaurants, the results of operations for these stores remain in continuing operations. The line called "Impairment and other restaurant closure costs" totaling $69,000 on the P&L represents the pre-tax charges related to these 4 stores. So, bottom line, total pre-tax impairment and other closure costs totaled $939,000 for the quarter. In addition, pre-tax costs relating to the exploration of strategic alternatives and the proxy contest were $2,431,000. After-tax charges related to the closed restaurants and the strategic alternatives and proxy contest expenses totaled
$2.1 million, or approximately $0.03 per diluted share.

As to the rest of the P&L,

o    Company sales - increased 2.2% to $296 MM. Restaurant capacity growth excluding the closed stores was up a little over 4%. Average weekly sales excluding the closed stores declined by 1.9% vs. a comp decline of 1.2%
     during the quarter, a slight improvement in trends versus what we have seen in the last several quarters.

o    Franchise royalties and fees - up 5.6% to $36.2 MM, driven by a net capacity increase of nearly 7% as 91 franchise restaurants opened during the last 12 months. Nearly 30% of the franchise openings YTD have been international locations. The capacity increase was partially offset by a reported 1.8% decline in domestic average weekly sales, including a domestic comp decline of 0.8% during the quarter.

o    System wide sales increased 3.4% for the quarter, driven by net capacity growth of approximately 5.0% with 117 new restaurants opened during the last 12 months. Capacity growth was partially offset by a reported decline in domestic average weekly sales of 1.4% for the quarter.

o    Net Income was $24.2 million this quarter vs. $20.4 million in Q2 2006.
     Excluding discontinued operations, impairment and other closure costs and expenses relating to the strategic alternatives process and proxy contest, net income was $26.2 million this quarter vs. $22.8 million last year.

o    Reported EPS was $0.32 vs. $0.27 last year. Excluding discontinued
     operations, impairment and other closure costs and expenses relating to the strategic alternatives process and proxy contest, diluted EPS was $0.35 this year vs. $0.30 last year. A reconciliation of non-GAAP earnings and
     EPS is included in the press release.

[pause]

Now, let's hit the cost side of the P&L ---

o    Overall restaurant margins before pre-opening came in at 11.5% for the quarter - - a decrease of 155 BPS from the prior year numbers which have been restated for discontinued operations. Drilling down into the pieces

o    Food costs came in at 26.7% for the quarter - an increase of about 20 BPS from the prior year, due in part to higher cost promotions during the quarter. Consistent with most of the industry, we also experienced higher dairy costs during the quarter. Commodity cost inflation was mostly offset by menu price increases of about 2.6% taken in the quarter, bringing the effective menu price increase year to date to approximately 2.7%. We continue to expect net commodity costs to increase by approximately 1% in
     2007, as our major proteins are contracted for the year.

o    Labor -- overall was 34.5% - up 85 BPS in total.

     Hourly labor was up 25 BPS, with wage rates up 4.4%, due primarily to the impact of state minimum wage rate increases.

     Overall management labor was up about 75 BPS, reflecting a 4.9% increase in management pay rates, and higher restaurant manager bonuses.

     Payroll related costs decreased by about 15 bps, due primarily to favorable group insurance expense.

o    D&O costs - overall 27.3%, up about 50 BPS with the largest unfavorable variances attributable to depreciation and rent due primarily to the deleveraging effect of lower sales volumes at company restaurants. These were partially offset by lower local advertising expenses.

o    G&A - came in at 9.7% for the quarter, down 30 BPS due primarily to lower stock-based compensation and an increase in the return on investments in our rabbi trust deferred compensation plan where the offset is in the investment income line. These decreases were partially offset by expenses related to the exploration of strategic alternatives and the proxy contest totaling $2.4 million for the quarter.

o    Tax rate - came in at 31.4%,  and benefited from higher tax credits related to the construction of our new corporate headquarters.

Quick look at some BALANCE SHEET items...

o    Total liquid assets including cash and short-term investments were $8.0 million as of the end of the second quarter.

o    Total debt outstanding was $144.7 million. o Book debt to cap came in at
     21.4%

o    Actual Shares O/S at quarter-end - 74.9 million.

o    Share repurchases: As we previously stated, because of the strategic alternatives process, we did not buy back stock in the second quarter and now, as a result of the pending acquisition by IHOP, the company is currently precluded from buying back stock.

Hopefully, that recap as well as our 10-Q will answer most of your questions regarding our Q2 results. If you have any additional questions, please call
Carol.

With that, we'll close out our conference call today. Thank you for your interest in the company.

Additional Information and Where to Find It

In connection with the proposed transaction, IHOP Corp. and Applebee's
International will be filing documents with the Securities and Exchange
Commission (the "SEC"), and Applebee's intends to file a related preliminary and definitive proxy statement. Investors and security holders are urged to read the related preliminary and definitive proxy when it becomes available because it will contain important information about the proposed transaction. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC's website at
www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by IHOP Corp. by contacting IHOP Investor
Relations at 818-240-6055. Investors and security holders may obtain free copies of the documents filed with the SEC by Applebee's by contacting Applebee's
Investor Relations at 913-967-4000. In addition, you may also find information about the merger transaction at www.ihopapplebeesacquisition.com.

Applebee's and their directors and executive officers may be deemed participants in the solicitation of proxies from the stockholders of Applebee's in connection with the proposed transaction. Information regarding the special interests of these directors and executive officers in the proposed transaction will be included in the proxy statement of Applebee's described above. Additional information regarding the directors and executive officers of Applebee's is also included in Applebee's proxy statement for its 2007 Annual Meeting of
Stockholders, which was filed with the SEC on April 9, 2007, and the supplemental proxy statement filed on May 1, 2007. These documents are available free of charge at the SEC's website at www.sec.gov and from Investor Relations at IHOP and Applebee's as described above.